Cooperation Framework Agreement
(Translation Version)

THIS AGREEMENT made as of April 28, 2010 in Beijing, by and among:

China Technology Development Group Corporation (hereinafter referred to as “CTDC”), with company registration No. 161076, whose office is located at Unit 1903, 19/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong;

Xintang Media Technology (Beijing) Ltd (hereinafter referred to as “Xintang”), with business registration No. 110105011234753, whose office is located at Room 450, Building No.2, Zui Gong Fen, Chaoyang District, Beijing, China;

Mr. Chen Jianbao (hereinafter referred to as “Stockholder A”), ID No. [x], whose residence address is at No.446, West You Yi Road, Beilin District, Xi’an, China;

Ms. Song Lin (hereinafter referred to as “Stockholder B”), ID No. [x], whose residence address is at No.446, West You Yi Road, Beilin District, Xi’an, China;

Top Billion Holdings Limited (hereinafter referred to as “Top Billion”), with company registration No. 1567074, whose registered office is at Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands;

Wealth Secure Limited (hereinafter referred to as “Wealth Secure”), with company registration No. 1565033, whose registered office is at Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands; and

Profit Chance (Hong Kong) Limited (hereinafter referred to as “Profit Chance”), with company registration No. 1342786, whose registered office is at Suites 2201-2203, 22nd Floor, Jardine House, 1 Connaught Place, Central, Hong Kong.

CTDC, Xintang, Stockholder A, Stockholder B, Top Billion, Wealth Secure and Profit Chance shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS: -

A.	CTDC is a company with limited liabilities incorporated under the laws of the British Virgin Islands and its common shares are listed and traded on the Nasdaq Stock Market in the United States.

B.	On January 21, 2010, Xintang entered into the Xinhua Multimedia Project Cooperation Framework Agreement with the Xinhua News and Information Centre. On April 28, 2010, Xintang entered into sub-agreements (hereinafter referred to as ‘Sub-Agreements’) with the Xinhua News and Information Centre and its four province branches with regard to the exclusive cooperation on government network of Xinhua Multimedia (hereinafter referred to as ‘Xinhua Multimedia Sub-Project’).

C.	Stockholder B holds 100% equity interest in Xintang.

D.	Stockholder A holds 100% equity interest in Top Billion. Top Billion holds 100% equity interest in Wealth Secure and Wealth Secure holds 100% equity interest in Profit Chance.

E.	Shareholder A and Shareholder B are legal spouses.

F.	All the Parties agree that CTDC will invest in Xintang to achieve the cooperation on the exclusive advertising operation right in Xinhua Multimedia Project.

G.	CTDC remitted ten million (10,000,000) RMB to Xintang as the initial advance payment for the cooperation through its designated subsidiary on January 27, 2010. Xintang has confirmed the receipt of this payment on January 27, 2010.

NOW, THEREFORE, based on the principle of equality and mutual benefit, following negotiations with bona fide, the Parties hereby agree as follows:

1. BASIC COOPERATION SUBJECT

1.1 Pursuant to Xinhua Multimedia Project Cooperation Framework Agreement and Sub-Agreements, the Xinhua News and Information Centre will cooperate exclusively with Xintang on the Xinhua Multimedia Sub-Projects. These agreements described in the preceding sentence are attached as appendixes hereto.

1.2 Stockholder B shall transfer 100% equity interest in Xintang to Stockholder A and modify business registration information accordingly. Following the transfer described in the preceding sentence, permitted by Chinese laws and regulations, Profit Chance shall directly purchase 100% equity interest in Xintang; Or, Profit Chance shall establish a wholly foreign-owned enterprise (hereinafter referred to as “WFOE”) in China, which shall achieve an actual control on Xintang, equivalent to the entire control by shareholding, and shall be able to consolidate the financial reports of Xintang into WFOE’s, or realize the acquisition and/ or control on Xintang in other manner agreed upon by all the Parties, through a series of agreements to be entered into by and among WFOE, Xintang and/or Stockholder A, such as Loan Agreement, Exclusive Purchase Right Agreement, Equity Pledge Agreement, Management Agency Agreement, Technology Services Agreement, Consulting Services Agreement, Equipment Tenancy Agreement and Exclusive Agency Agreement (hereinafter referred to as “A Series of Agreements”). The arrangement contemplated in this section is referred to as “Proposed Restructuring”.

1.3 Pursuant to this Agreement and a purchase agreement relating to 100% equity interest in Wealth Secure to be entered into by and among CTDC and Top Billion (hereinafter referred to as “Purchase Agreement”), CTDC is entitle to an exclusive cooperation on the Xinhua Multimedia Sub- Project by investing in Xintang.

2. DETAILED COOPERATION CONTENTS AND PROCEDURES

2.1 Upon satisfaction of conditions precedent under this Agreement, CTDC shall pay five (5) million US Dollars to Top Billion within the timeframe required in this Agreement as the advance payment(hereinafter referred as to the ‘Cash Advance’) to purchase 100% equity interest in Wealth Secure held by Top Billion. To avoid ambiguity, the ten (10) million RMB that CTDC remitted to Xintang on January 27, 2010 should be a part of the Cash Advance.

2.2 Promptly following completion of the Proposed Restructuring, the Parties agree to engage an international independent appraiser recognized by US regulatory authorities to evaluate the value of 100% equity interest in Wealth Secure held by Top Billion (the “Evaluation”).

2.3 The Parties shall agree that within twenty (20) days following the release of the valuation report, Top Billon or the relevant parties shall transfer certain amount of shares in Wealth Secure in a value of five (5) million US Dollars to CTDC or its designated subsidiary.

2.4 The Parties hereby agree that the Parties shall determine the purchase price (hereinafter referred to as “Purchase Price”) for 100% equity interest in Wealth Secure held by Top Billion, according to the valuation report issued by the international independent appraiser described in Section 2.2. CTDC will pay the Purchase Price in the following manners: (1) CTDC shall pay five (5) million US Dollars in cash (To avoid ambiguity, this payment is the Cash Advance in Section 2.1); (2) CTDC shall issue certain amount of common stock at a price of 3.01 US Dollars per share; and (3) CTDC shall issue certain amount of warrants to purchase common stock at an exercise price of 3.5 US Dollars.

3. RIGHTS AND OBLIGATIONS OF PARTIES

3.1 RIGHTS AND OBLIGATIONS OF CTDC

3.1.1 Following the execution of this Agreement, CTDC will conduct the due diligence on the contents and performance of the agreements signed by Xintang and the Xinhua News and Information Centre, the capital structure of Xintang, Wealth Secure, Profit Chance and WFOE, and other matters related to this Agreement and will submit the due diligence report to the Board of Directors for examination. The Parties shall provide unconditional assistance to CTDC with regard to the due diligence.

3.1.2 CTDC shall have the exclusive purchase right to purchase 100% equity interest in Wealth Secure held by Top Billion during the Exclusivity Period as defined in Section 4.1.

3.1.3 After CTDC settling the first installment of the Cash Advance, CTDC will send work team to assist Xintang and other parties to establish management and accounting system which shall satisfy the requirements set by US regulatory authorities on a modern enterprise.

3.1.4 The Parties acknowledge that CTDC is raising funds specifically for the Xinhua Multimedia Project. The Parties hereby agree that CTDC’s receipt of such funds is the precondition for this Agreement to come into force.

3.1.5 The Parties agree that CTDC shall, upon receipt of the funds, pay five (5) million US Dollars as the Cash Advance according to this Agreement, which will be a part of the Purchase Price for 100% equity interest in Wealth Secure held by Top Billion. All the Parties hereby agree that CTDC shall pay the Cash Advance to Xintang directly. If the transaction under the Purchase Agreement fails to be consummated, Xintang shall refund the Cash Advance to CTDC. The payment schedule for the Cash Advance shall be as follows:

(1) CTDC has paid ten (10) million RMB to Xintang on January 27, 2010;

(2) CTDC shall pay fifteen (15) million RMB within the 14 working days after this Agreement comes into force.

(3) CTDC shall pay the remaining amount of the Cash Advance within the 14 working days after the Proposed Restructuring is completed.

3.1.6 All the Parties unanimously consent that five (5) million US Dollars paid by CTDC, excluding fourteen (14) million RMB, shall be used to increase the capital of Xintang. Xintang shall use this amount of capital for the Xinhua Multimedia Project to secure the rights and interest of CTDC. Otherwise, Stockholder A and other Parties shall jointly indemnify CTDC against any losses which it would suffer.

Without written consent from CTDC, neither Stockholder A nor any other Parties shall request Xintang to provide loans, guarantees, or take up payment or repayment obligations or misuse Xintang’s Capital in other manner.

3.2 RIGHTS AND OBLIGATIONS OF XINTANG

3.2.1 Xintang shall use the increased capital from the Cash Advance for the advertising operation and flat-panel displays installation.

3.2.2 Xintang shall assist CDTC on the due diligence. Xintang shall accept the work team delegated by CTDC and work with them to establish management and accounting system which shall satisfy the requirements on a modern enterprise.

3.2.3 Xintang shall use the increased capital from the Cash Advance for the business of Xinhua Multimedia Sub- Project.

3.2.4 During the Exclusivity Period, neither Xintang nor the related parties shall cooperate or seek for cooperation with the third parties other than CTDC with regard to the transactions contemplated under this Agreement.

3.2.5 If this Agreement is terminated due to the force majeure or according to Section 6.2, Xintang, Stockholder A, Stockholder B, Top Billion, Wealth Secure, Profit Chance and WFOE shall be jointly liable for refunding all the Cash Advance to CTDC within three (3) months following the termination of this Agreement.

3.3 RIGHTS AND OBLIGATIONS OF STOCKHOLDER A

3.3.1 Stockholder A covenants to perform Section 1.2.

3.3.2 Stockholder A covenants to cause Top Billion to sign equity transfer agreement with CTDC and transfer certain amount of shares in Wealth Secure in a value of five (5) million US Dollars to CTDC or its designated subsidiary within 20 days following the release of the valuation report under Section 2.3.

3.3.3 Should Xintang fail to cooperate with Xinhua News Agency on the Xinhua Multimedia Project and fail to realize the purpose of this Agreement, which means Xinhua Multimedia Project Cooperation Framework Agreement or its Sub- Project Agreement is terminated prematurely, Stockholder A shall personally guarantee to refund all the Cash Advance to CTDC and take corresponding liabilities according to the Agreement.

3.3.4 Within two (2) months following this Agreement coming into force, the registered stockholder of Xintang shall pledge 100% equity interest in Xintang to CTDC in any one of the following situations where:

(1) Stockholder A fails to acquire 100% equity interest in Xintang held by Stockholder B; or

(2)The Proposed Restructuring fails to be completed within two (2) months after this Agreement comes into force.

3.3.5 Stockholder A shall perform the obligations as stated in Section 3.1.6.

3.4 RIGHTS AND OBLIGATIONS OF STOCKHOLDER B

3.4.1 Stockholder B is obliged to work with Stockholder A to complete the equity transfer and perform the obligations under Section 1.2.

3.4.2 Stockholder B shall perform the obligations as stated in Section 3.1.6.

3.5 RIGHTS AND OBLIGATIONS OF TOP BILLION

3.5.1 Top Billion shall sign the equity transfer agreement with CTDC within 20 days following the release of the valuation report, according to Section 2.3.

3.5.2 Top Billion shall coordinate with Wealth Secure and CTDC to realize the equity transfer matters.

3.5.3 Top Billion shall perform the obligations as stated in Section 3.1.6.

3.6 RIGHTS AND OBLIGATIONS OF WEALTH SECURE

3.6.1 Wealth Secure is obliged to maintain its interest in Profit Chance entirely and keep it uninfringed.

3.6.2 Without the consent from CTDC, Wealth Secure shall not transfer equity interest in Profit Chance to any other legal entities.

3.6.3 Wealth Secure shall not issue new shares to any other legal entities.

3.6.4 Wealth Secure shall perform the obligations as stated in Section 3.1.6.

3.7 RIGHTS AND OBLIGATIONS OF PROFIT CHANCE

3.7.1 Profit Chance shall work with the relevant parties to complete the Proposed Restructuring.

3.7.2 Profit Chance shall perform the obligations as stated in Section 3.1.6.

4. EXCLUSIVITY

4.1 Within one (1) year following the execution of this Agreement (short for ”Exclusivity Period”), other than termination according to Section 6.2, neither Xintang, Stockholder A, Stockholder B, Top Billion nor the related parties shall cooperate or seek for cooperation with the third parties other than CTDC with regard to the transactions contemplated under this Agreement.

5. CONFIDENTIALITY

5.1 Each Party acknowledges and confirms that this Agreement is strictly confidential and covenants that neither Party shall use, disclose or communicate with other people about any information in connection with this Agreement, unless the disclosure is made upon request from the professional consultants, or required by government or regulatory authorities, or exchanges under the applicable laws and listing rules. Each Party shall use its reasonable efforts to prevent any information in connection with this Agreement from being disclosed or leaked.

5.2 Each Party shall take all necessary actions to cause its associates including its professional consultants to comply with Section 5.1.

6. TERMINATION

6.1 This Agreement shall be legally binding to the Parties upon execution, and each Party agrees that this Agreement shall have the irrevocable legal force. Neither Party shall terminate the Agreement arbitrarily.

6.2 The Agreement shall be terminated if any of the following situations happens:

6.2.1 If CTDC and Top Billion fail to sign the Purchase Agreement within six (6) months following execution of this Agreement, unless all the Parties agree to extend the term.

6.2.2 If CTDC fails to perform Section 3.1.5 of this Agreement and fails to take any remedial action within one (1) month, Xintang and Stockholder A shall have the right to terminate the Agreement by sending a written notice to CTDC.

6.2.3 If all the Parties agree to terminate this Agreement.

6.3 Section 5, Section 7.3 and Section 9 of this Agreement shall survive, despite of termination of this agreement.

7 LIABILITIES AND REMIDIES FOR BREACH

7.1 If Xintang, Stockholder A, Stockholder B, Top Billion, Wealth Secure, Profit Chance and WFOE perform the respective obligations under this Agreement (or by means of other purchasing arrangement agreed upon by all the Parties), and CTDC refuses to pay the five (5) million US Dollars, the Parties shall have right to request CTDC to pay a penalty equal to 20% of the unpaid amount of the Cash Advance. The non-defaulting Parties shall, at their option, request CTDC to perform this Agreement continuously, or terminate this Agreement according to Section 6.2.2.

7.2 If CTDC performs its obligations while the other Parties violate the provisions of this Agreement, the defaulting Parties shall make remedies to CTDC for breach of the Agreement. CTDC shall be entitled to require the defaulting Parties to pay a penalty up to 20% of the already paid amount of the Cash Advance and the other Parties shall be jointly liable for that.

7.3 If this Agreement is terminated due to the force majeure or according to Section 6.2, the other Parties shall be liable to repay the Cash Advance to CTDC in line with Section 3.2.5. CTDC shall be entitled to require the defaulting Parties to pay a penalty up to 20% of the unpaid amount of the refund Cash Advance.

8. FORCE MAJEURE

8.1 Force majeure means all the factors and events which are unforeseeable, unpreventable and unavoidable.

8.2 If any Party fails to perform entire or part of its obligations due to the event of force majeure, such Party shall notify the other Parties of the occurrence of such event as soon as possible. The Parties shall determine whether to terminate this Agreement or not, based on the consequence caused by the force majeure.

9. GOVERNING LAW

9.1 The formation, force, interpretation, performance, termination and dispute resolution of this Agreement shall be governed by the Laws of People’s Republic of China

9.2 Any dispute resulted from or in connection with this Agreement or other related agreements shall be submitted to China International Economic and Trade Arbitration Commission in Beijing for arbitration. This arbitration shall be the final decision and bind on all the Parties.

10. MISCELLANEOUS

10.1 This Agreement shall come into force on the same day when all the Parties sign or affix the common chop and the following conditions precedent are fulfilled: (1) each Party shall have obtained approval from its respective board of directors in connection with this Agreement; and (2) The transaction under the subscription agreement entered into by CTDC and investors as of April 28, 2010 shall have been completed, which means CTDC shall have received the funds from the investors.

10.2 The titles of the headline are for reading convenience purpose only which shall not affect the understanding or interpretations of this Agreement.

10.3 This Agreement is written in Chinese.

10.4 This Agreement is executed in seven (7) counterparts, and each Party shall keep one.

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[This page contains no text. It is the signature page for China Technology Development Group Corporation, Xintang Media Technology (Beijing) Ltd, Chen Jianbao, Son Lin, Top Billion Holdings Limited, Wealth Secure Limited and Profit Chance (Hong Kong) Limited to sign the Cooperation Framework Agreement with regards to investment in Xintang Media Technology (Beijing) Ltd for operating Xinhua Multimedia Project and its Sub- Projects.]

China Technology Development Group Corporation

£¨Common Chop£©

Signature of Authorized Representative:

Xintang Media Technology (Beijing) Ltd £¨Common Chop£©
Signature of Authorized Representative£º

Chen Jianbao __________
Song Lin __________
Top Billion Holdings Limited Signature of Authorized Representative£º

Wealth Secure Limited Signature of Authorized Representative£º

Profit Chance (Hong Kong) Limited Signature of Authorized Representative£º